Exhibit 99.1

NEWS RELEASE
Contacts:
Main Street Capital Corporation
Dwayne L. Hyzak, CEO, dhyzak@mainstcapital.com
Brent D. Smith, CFO, bsmith@mainstcapital.com
713-350-6000

Dennard Lascar Investor Relations
Ken Dennard | ken@dennardlascar.com
Zach Vaughan | zvaughan@dennardlascar.com
713-529-6600

Main Street Announces Appointment of New Director

HOUSTON, March 4, 2020 – Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) is pleased to announce the appointment of Dunia A. Shive as a new independent member of its Board of Directors (the “Board”).

Ms. Shive served as Chief Executive Officer and President of Belo Corp. (NYSE: BLC), a media company that owned several television stations, from 2008 until its acquisition by Gannett Co., Inc. in 2013. After the acquisition, Ms. Shive served as Senior Vice President of TEGNA Inc., formerly Gannett Co., Inc. (NYSE: TGNA, formerly GCI), a broadcast and digital media company, until 2017. She joined Belo Corp. in 1993 and served in a variety of leadership positions during her tenure, including Chief Financial Officer. Ms. Shive has served on the boards of directors of Kimberly-Clark Corporation (NYSE: KMB), a global manufacturer of branded tissue and personal care products, since May 2019, and Trinity Industries, Inc. (NYSE: TRN), a leading provider of rail transportation products and services in North America, since March 2014. She serves on the audit committee of Kimberly-Clark Corporation’s board of directors and on the corporate governance and directors nominating committee, the finance and risk committee, and as the chair of the audit committee of Trinity Industries, Inc.’s board of directors. Ms. Shive serves as a Trustee of Parks for Downtown Dallas. From 2014 to 2018, she was a director of Dr Pepper Snapple Group, Inc., now known as Keurig Dr Pepper Inc. (NYSE: KDP, formerly DPS). From 2009 to 2015, she served on the board of directors of the Associated Press, where she served as chair of the audit committee from 2011 to 2015. From 2008 to 2013, she served on the board of directors of Belo Corp.

“We welcome Dunia to the Board and believe she will bring a unique perspective to Main Street based on her extensive leadership experience as president, chief executive officer and chief financial officer of a public company, financial acumen from her chief financial officer and public accounting experience and broad public company board experience,” commented Vincent D. Foster, Main Street’s Executive Chairman of the Board.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

# # #